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                                                                   Exhibit 10.26


                        FULL AND FINAL RELEASE OF CLAIMS

         This Full and Final Release of Claims (the "Release") is made and entered into by and between Vista Hospice Care, Inc. ("VistaCare") and Lois Armstrong ("Ms. Armstrong").

         1. PAYMENT. Ms. Armstrong's last day of employment with VistaCare was May 29, 2001. However, upon her execution of this Release, she will receive the following consideration, which is not available through any policy of VistaCare and only through this agreement, as follows:

         (a) Payment of two hundred fifty thousand ($250,000.00) which will be paid in one installment following five (5) business days after execution and completion of the non-revocation period of this agreement.

         2. RELEASE OF ALL CLAIMS. In exchange for the payments set forth above and other good and valuable consideration, Ms. Armstrong waives all claims against VistaCare, Inc., Vista Hospice Care, Inc., and any and all of their parents, subsidiaries, or affiliate entities, principals, shareholders, officers, employees, insurers and agents (collectively, the "Releases") arising out of her employment with VistaCare or separation from that employment. Ms. Armstrong expressly acknowledges and agrees that this Release includes without limitation any claim or lawsuit arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act, the American With Disabilities Act, the Family and Medical Leave Act, and any other federal and/or state statute or local ordinance or any common law cause of action including, without limitation, claims for breach of contract, Whistleblower claims, wrongful discharge, or claim of personal injury. Ms. Armstrong agrees that she will in no way disparage, demean, make negative comments about or take negative action against VistaCare or assist in any way any other individual or entity attempting to make or making a claim of any type unless required by law or court order, Armstrong further agrees that she will file the appropriate form(s) and will withdraw any and all charge(s) that she has filed with the EEOC or any other agency regarding her employment or the termination of employment from Vistacare.

         3. TRADE SECRETS AND NON-COMPETITION AGREEMENT. During the term of her employment with VistaCare, Ms. Armstrong has obtained information and data concerning the business and affairs of VistaCare, including but not limited to information concerning VistaCare's national marketing and acquisition plans ("Trade Secrets"). Ms. Armstrong acknowledges that all such Confidential Information is and will remain the property of VistaCare. As used in this Release, Trade Secrets also includes all information of a business, financial, marketing, technical or other nature pertaining to VistaCare, its affiliates or their affairs and all other information that Ms. Armstrong has agreed not to disclose, unless and to the extent that Confidential Information has entered or enters the public domain through no fault of Ms. Armstrong. Ms. Armstrong agrees to make no use whatsoever, directly or indirectly, of any Trade Secrets following separation of her employment and represents that she promptly returned to VistaCare all VistaCare property, materials, or information, whether confidential or otherwise, at the time of or immediately following the last day of employment with VistaCare. Ms. Armstrong further acknowledges and agrees that due to the unique services she has provided to VistaCare, she has knowledge of Confidential Information that if disclosed or utilized would
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result in the irreparable loss of VistaCare's goodwill and competitive position.
In order to protect VistaCare's goodwill and competitive position, and in exchange for the consideration granted in this Release, Ms. Armstrong agrees that she will not compete, directly or indirectly, with VistaCare or its affiliates until after December 31, 2001, whether as an owner, agent, employee, director, officer, consultant or otherwise of a company or business in the same or similar line of business as VistaCare and located anywhere within the United States. This Agreement shall not prevent Armstrong from contacting employers, who may be competitors of Vistacare, from the date of signing this Agreement until December 31, 2001 to secure employment after December 31, 2001.

         4. NON SOLICITATION OF EMPLOYEES. Ms. Armstrong agrees not to solicit, induce, or encourage, or attempt to solicit, induce, or encourage, any VistaCare employee to terminate his or her employment with VistaCare or to accept employment with any competitor, supplier, or customer of VistaCare for a period of six (6) months. For purposes of this provision, the term "solicit, induce, or encourage" includes, but is not limited to: (a) initiating communications with a VistaCare employee relating to possible employment; (b) offering bonuses or additional compensation to encourage VistaCare employees to terminate their employment with VistaCare and accept employment with a competitor, supplier or customer of VistaCare; or (c) referring VistaCare employees to personnel or agents employed by competitors, suppliers, or customers of VistaCare for the purpose of potential employment with the competitor, supplier or customer.

         5. CONFIDENTIALITY. Ms. Armstrong agrees that the terms of this Release, including the payment made hereunder, are confidential and shall not be divulged to any third party except for Ms. Armstrong's tax advisor and/or her attorney who shall be advised of this confidentiality provision.

         6. LIQUIDATED DAMAGES - CONFIDENTIALITY. In the event that Ms. Armstrong violates any aspect of the Paragraph 5 of this Agreement, she acknowledges that said breach shall cause damage to VistaCare, and Ms. Armstrong further agrees to be obligated to pay VistaCare the sum of sixty thousand dollars ($60,000.00) for breach of the Confidentiality Agreement as liquidated damages, an amount which the Parties have agreed upon as being a fair and reasonable approximation of damages which are otherwise difficult to quantify.

         7. NOTIFICATION. Ms. Armstrong agrees to immediately notify, orally and in writing the President and CEO or Vice President of Human Resources of VistaCare if she is contacted by any federal, state, or local government agency or body, or any individual or entity acting on behalf of a government agency or body, regarding VistaCare or any events or individuals about which she may have knowledge as a result of her employment with VistaCare. Ms. Armstrong further agrees to cooperate with VistaCare in any governmental investigations, audits, or proceedings that relate to VistaCare or to its present or former employees, officers, directors, independent contractors, or patients.

         8. REMEDIES. Without limiting the remedies available to VistaCare, Ms. Armstrong acknowledges that a breach of paragraphs 3, 4, 5, 6, 7 and/or 8 of this Release could result in irreparable injury to VistaCare for which there would be no adequate remedy at law, and that, in the event of such a breach or threat thereof, VistaCare will be entitled to obtain a temporary
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restraining order and/or a preliminary injunction and a permanent injunction refraining her from engaging in any activities prohibited by this Release or such other equitable relief as may be required to enforce specifically any of the terms of this Release.

         9. GOVERNING LAW, FORUM SELECTION. This Release will be governed and construed in accordance with the laws of the State of Arizona. Ms. Armstrong hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Arizona for any dispute arising out of or relating to this Agreement and Ms. Armstrong irrevocably agrees that all claims in respect to such dispute or any suit, action, or proceeding related thereto may be heard and determined in such court. Ms. Armstrong irrevocably waives, to the fullest extent permitted by applicable law, any objection she may now or hereafter have to the laying of venue of any such dispute brought in any such court.

         10. CONSULTATION WITH ATTORNEY. Ms. Armstrong hereby acknowledges that she has consulted with her attorney of her own choosing, Tod F. Schleier, before executing this Release.

         11. ADEQUATE CONSIDERATION. Ms. Armstrong acknowledges that she is receiving adequate consideration for the rights and claims she is waiving under this Release and for the obligations imposed upon her by virtue of this Release.

         12. TIME TO CONSIDER SIGNING WAIVER. Ms. Armstrong ahs been provided twenty-one (21) days in which to review, sign, and return this Release. In addition, she has seven (7) days after signing the Release to change her mind and submit a written revocation of her agreement to this Release. Should Ms. Armstrong exercise her right to revoke under this provision, Ms. Armstrong agrees to repay any funds paid pursuant to this Release.

         13. SEVERABILITY. Each provision, section, and subsection of this Agreement is separable from every other provision, section, and subsection, and constitutes a separate and distinct covenant. If any provision, section, or subsection of this Agreement is adjudged by a court to be invalid, ineffective, or unenforceable, in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section, or subsection. The invalid, ineffective, or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision.

         14. COMPLETE AGREEMENT AND UNDERSTANDING. This Release embodies the complete agreement and understanding between VistaCare and Ms. Armstrong concerning its subject matter, and supersedes and preempts any prior understandings, agreements, or representations between them, whether written or oral.

         15. KNOWING AND VOLUNTARY EXECUTION. Having elected to sign this Release and to fulfill the promises set forth herein, Ms. Armstrong freely and knowingly and after due reflection enters into this Release intending to waive and release all claims she has or might now have against the Releasees. She knowingly and voluntarily executes this Release on her own behalf and on behalf of any heirs, agents, representatives, successors and assigns that she might have now or in the future.
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         16. CHARACTERIZATION FOR TAX PURPOSES. Armstrong acknowledges that she will be exclusively liable for the payment of all federal, state, and local taxes, if any, which may be due as a result of the monetary consideration received pursuant to this Agreement. In addition, if Vistacare or its agents or insurers are at any time held liable to pay any taxes or other amounts, including, without limitation, penalties or interest, for failing to withhold taxes on the payment made to Armstrong pursuant to this Agreement, or on account of Armstrong failing to pay taxes on such payment, Armstrong agrees to indemnify VistaCare and the released parties and hold them harmless for payment of any such taxes or other amounts.

         17. RESIGNATION. Armstrong's employment record will reflect that she voluntarily resigned from her position with VistaCare.



                                                     By:/s/ Lois Armstrong
                                                    -----------------------
                                                     Lois Armstrong


                                                         Dated:  10/31/01


STATE OF ARIZONA

County of Maricopa

         Subscribed and sworn to (or affirmed) before me this 31 day of October, 2001.


                                                     /s/ Irma R. Prescott
                                                     --------------------
                                                     Notary Public


My Commission Expires: May 27, 2004